Exhibit 10.22

Rosenthal & Rosenthal

September 9, 2021

JP Outfitters, LLC

111 I Brickell Avenue. Suite 1300

Miami, FL 33131

Attn: Mr. Arnold Cohen

TA Outfitters. LLC

5345 Creek Road

Blue Ash. OH 45242

Attn: Mr. Arnold Cohen

Re: Financing Agreement Joinder, Amendments and Waivers

Dear Mr. Cohen:

Reference is made to (i) the Financing Agreement entered into between Rosenthal & Rosenthal, Inc. (“Rosenthal”) and JP Outfitters, LLC (“JPO”), dated June 11, 2019, as amended and supplemented (the “Financing Agreement”), (ii) the Inventory Security Agreement entered into between Rosenthal and JPO dated June 11.2019 (the “Inventory Security Agreement”), granting Rosenthal a security interest in JPO’s inventory for its obligations to Rosenthal under the Financing Agreement, (iii) the $ 112.500 Promissory Note from JPO to Rosenthal dated December 30, 2020 (the “Note”), and (iv) the other agreements evidencing or granting collateral security for the obligations of JPO to Rosenthal (the Financing Agreement. the Inventory Security Agreement, the Note, and such other agreements being hereinafter referred to as the “Loan Document”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Financing Agreement.

I.	Joinder

Each of Rosenthal, JPO and TA Outfitter, LLC, an Ohio limited liability company (“TAO”), is affiliated with the other by common ownership, and has reduced cost of operation by sharing premises. office equipment and support personnel with the other. Consequently, each of them will benefit from the continued financial well I-being of the other.

Each of JPO, TAO hereby agree that TAO shall be and hereby is joined and bound by the terms of the Loan Documents as if it had originally been party thereto, and any references to you, or Borrower, or· JP Outfitters, LLC contained in the Loan Documents shall hereafter be deemed to be references to JPO and TAO, individually and together, and each of JPO and TAO shall be jointly and severally liable to Rosenthal for all Obligations, now existing or hereafter arising.

In furtherance of the foregoing. and for administrative convenience. TAO appoints JPO as its attorney-in-fact with full power to act as its place and stead with respect to any mailers in connection with the financing Agreement hereafter. In addition, for administrative convenience. each of the undersigned agree, that any and all transaction, and activity with respect to the assignment and/or collection or receivables, and making of loan and financial accommodations pursuant to the Financing Agreement, may be posted to a single account.

Each of JPO and TAO hereby agrees to indemnify and hold Rosenthal harmless from and against any loss. claim or expense sustained or incurred by reason of the agreements set forth above, and such indemnity and hold harmless provision shall survive any termination of this letter agreement and/or the Loan Documents.

Each of JPO and TAO agree to execute and deliver such additional documents and take such additional actions as may be reasonably requested by Rosenthal to effectuate the provisions and purposes of the above joinder.

11.	Acknowledgement of Certain Covenants

Without limitation of the foregoing. TAO acknowledge that it is required 10 comply with all of the covenants of the Financing Agreement, including. without limitation. (i) the provisions of Section 6.13 thereof that require it to enter into a merchant agreement with the processor of its credit card sales. on terms that are acceptable to Rosenthal. and to cause such processor to remit the proceeds of such sales to an account of TAO with respect to which Rosenthal has control in accordance with Section 9-104 of the UCC. and (ii) the provision of Section 6.19 thereof that require it to retain KCP Advisory Group or another financial consultant reasonably acceptable to Lender (at the sole cost and expense of Borrower) during the term of the Financing Agreement.

Borrower and Lender each acknowledge that Lender will have an appraisal of Borrower’s inventory conducted (at the sole cost and expense of Borrower) during the first fiscal quarter of 2022.

Ill.	Security Interest in Collateral

Without limitation of the foregoing. TAO acknowledges that pursuant to Section 4.1 of the Financing Agreement. as security for the Borrower’s Obligations. Rosenthal shall have a first priority security interest in the Borrower’s Collateral. Notwithstanding the foregoing. Rosenthal agrees that with respect to TAO only. As long as Craig Jalbert. as Trustee-Assignee of DAI Holding. LLC (the “Trustee”), shall have security interest in the Intellectual Property Rights of TAO as defined and set forth in that certain UCC financing statement #OH00237496781 naming the Trustee as secured party and TAO as debtor, filed with the Ohio Secretary of State on February 12. 2020 (without giving effect to any amendment thereto that may subsequently be filed). then Rosenthal shall not have a security interest in such Territory Ahead brand Intellectual Property Rights unless and until such time as a Default occurs under the Financing Agreement at any time after the date of this letter agreement and such Default is not cured within 5 business days after written notice to Borrower of such Default. At such time as any such Default shall occur and provided that such Default is not cured within 5 business days after written notice to Borrower of such Default. (i) the security interest of Rosenthal shall automatically, without any further action by Rosenthal or TAO. be expanded to include such Territory Ahead brand Intellectual Property Rights, and (ii) Rosenthal shall be authorized to file any additional financing statement, or other documents or notices which may be necessary under the UCC or other applicable law to perfect such additional security interest, and TAO shall execute and deliver to Rosenthal any such documents required. TAO’s signature in furtherance thereof as Rosenthal may request (failing which Rosenthal shall be authorized to sign such documents on behalf of TAO as TAO’s attorney-in-fact).

The foregoing shall be without limitation Rosenthal’s rights under Section 6.14 or the Financing Agreement to use any of Borrower’s patents. trademarks. copyrights and licenses. including without limitation the Territory Ahead brand Intellectual Property Rights. at any time for the purpose of enforcing Rosenthal’s security interest in the Col lateral and disposing of any or the Collateral. all of which rights are hereby affirmed in all respects by each of JPO and TAO.

IV.	Amendments to Financing Agreement

The Financing Agreement is hereby additionally amended as follows:

a.	The definition of “inventory Borrowing Base” in Article I is hereby amended to replacing the amount of “$500.000” in clause (a)(y) (the in-transit availability cap) with the amount or·$750.000”.

b.	The definition of “Maximum Credit Facility” in Article I is hereby amended to be “$4.000.000”.

c.	The following new definition, are inserted at the end of Article I:

“ I .40 “JPO’’ shall mean JP Outfitters. LLC. a, Borrower.”

“ I .4 I “TAO” shall mean TA Outfitters. LLC. a Borrower.”

d.	The first sentence of Section 2.1 is hereby amended and restated in its entirety as follows:

“Lender shall. in its discretion. make loans to Borrower from time to time. at Borrower’s request, which loans in the aggregate shall not exceed the lesser of (a) the Inventory Borrowing Base, minus (i) any amounts over 30 day past due owing to Borrower’s freight forwarder (based on Borrower’s monthly AP aging report). (ii) any amounts over 60 days past due owing 10 FedEx, UPS. and the US Postal Service (based on Borrower’s monthly AP aging report). (iii) the amount of any royalties owing by JPO to Craig Jalbert. as Trustee-Assignee of DAI Holding, LLC. At any time for use of the “Territory Ahead” brand name (based on JPO’s weekly sale and royally reports). and (iv) an additional availability block of $250.000. and (b) the Maximum Credit Facility.”

e.	Section 6.10 is hereby amended and restated in its entirety as follows:

“Borrower shall until payment in full of all Obligations to Lender and termination of this Agreement cause 10 be maintained at the end of each of its fiscal quarters commencing with its fiscal quarter ending December 31. 2021. (a) Tangible Net Worth in an amount 1101 less than (i) negative $16.000.000 for the fiscal quarter ending December 31. 2021. (ii) negative $ I 7.250.000 for each of the fiscal quarters ending March 3 I. 2022. June 30. 2022 and September 30. 2022. and (iii) negative $14.275,000 for the fiscal quarter ending December 31. 2022 and each !heal quarter thereafter. and (b) Working Capital of 1101 less than (i) negative $9.000.000 for the fiscal quarter ending December 31. 2021. and (ii) negative, 11,500,000 for each fiscal quarter thereafter. Until payment in full of all Obligation, 10 Lender and termination of this Agreement. Borrower’s capital expenditures in any contract year, have not exceed aggregate sum of $100,000.

f.	A new Section 6.20 hereby added as follow,:

“Borrower shall furnish to Lender weekly report” by Wednesday of each \\eel.. of its ,ale, made during the preceding, week under the “Territory Ahead” brand name and any royalties, owing by JPO to Crail- Jalbert. A Trustee-A assignee of DAI Holding. I LC...

g.	Clauses (2) and (3) of the definition of “Default”’ in Section 9.1 are amended and restated in their entirety as follows:

“(2) if any guarantor. endorser or other person liable on the Obligations or who has pledged or granted collateral security for the Obligations (other than John Peterman). shall die. terminate or attempt to terminate its guaranty or pledge agreement or shall breach any of the terms. covenants. conditions or provisions of any guarantee. endorsement or other agreement of such person with. or in favor of lender or if a material portion of any tangible Collateral for the Obligations is destroyed or lost or rendered valueless; (3) [reserved); (4) [reserved]; (5) (reserved)”

h.	The definition of “Renewal Date’” in Section I 0.1 is hereby amended to be “September 30, 2023”’.

i.	Exhibit B ( Liens) is hereby amended to add the following new clause (k) thereto:

“(k) The liens of Craig Albert, Trustee-Assignee or DAI Holding, LLC. on certain intellectual property of TA Outfitters. LLC associated or related to the “Territory Ahead’’ brand, as more particularly set forth in that certain UCC Financing Statement #OH00237496781 tiled with the Ohio Secretary of State on February 12. 2020:·

j.	Exhibit C (Patents, Trademarks, Copyrights and Licenses) is hereby amended Lo add the additional trademarks and domain names of TAO set forth on the annex hereto.

V.	Waiver of Defaults

Each of JPO and TAO have requested that Rosenthal waive (the “Waiver”) compliance by them with respect to the following provisions of the Financing Agreement for the following periods:

a.	The requirement under Section 6S(a) that Borrower’s financial statements for each of its fiscal years furnished to Rosenthal be prepared on a review basis by independent Certified Public Accountants, for each fiscal year through the fiscal year ended December 3 I. 2020.

b.	The requirement under Section 6S(b) that Borrower’s monthly financial statements furnished to Rosenthal (i) be delivered within 30 days after the end of each month, (ii) include a statement of cash flows and notes. and (iii) be certified by Borrower’s CFO with a signed statement regarding the existence of any Defaults, for each month through the month ended July 31, 2021.

c.	The requirement under Section 6.10 that Borrower maintain al the end of each of its fiscal quarters Tangible Net Worth in an amount not less than negative $1,000.000 and Working Capital of not less than negative $2,000,000. for each of its fiscal quarters through the fiscal quarters ended March 31, 2021 and June 30 2021.

By their signatures below, each of JPO and TAO represent that other than with respect to the above, they are each currently in full compliance with the terms of the Financing Agreement. Based on this representation, and effective upon Lender’s receipt of a fully executed copy of this Financing Agreement Joinder. Amendments and Waivers, the Waiver is hereby granted. This Waiver. of course. shall be effective only with respect to the above provisions of the financing Agreement for periods specified above, and shall not relate to nor bar an) right or remedy that Rosenthal may have with respect to violations of such provisions for any other time period. or violations of any other provisions at an) time.

VI.	Release

In consideration of the agreements or Rosenthal contained herein. and for other good and valuable consideration. the receipt and sufficiency or which is hereby acknowledged. each of JPO and TAO. on behalf” of itself and its respective successors. assigns and other legal representatives. hereby absolutely. unconditionally and irrevocably releases, remises and forever discharges Rosenthal. its successors and assigns. and its present and former shareholders. affiliates. subsidiaries. divisions. predecessors. directors, officers, attorneys. employees. agents and other representatives (Rosenthal and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sum of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity. which JPO and/or TAO. or their respective successors, assign or other legal representatives, may now or hereafter own. hold. have or claim to have against the Releasee; or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this letter agreement. in connection with the Loan Documents, in each case, an amended and supplemented through the date hereof. Each of JPO and TAO understands. acknowledge and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted. prosecuted or attempted in breach of the provisions of such release. Each of JPO and TAO agrees that no fact, event. circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall alter in any manner the final and unconditional nature of the release set forth above.

VII.	Miscellaneous

The agreements herein are irrevocable, and no waiver, amendment, or modification of any provision of this letter agreement shall be valid, unless in a writing signed by each of JPO, TAO and Rosenthal.

This letter agreement and any instruments or documents delivered or to be delivered in connection herewith, represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto. and supersede all other prior agreements, understandings. negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

Except as set forth herein. each of the Loan Documents remain unmodified and in full force and effect. and are hereby reaffirmed in all respects.

Very truly yours.

Rosenthal & Rosenthal, Inc.

By:	/s/ Robert A. Miller
Name:	Robert A. Miller
Title:	Executive Vice President

JP OUTFITTERS, LLC

By:	/s/ Arnold Cohen
Name:	Arnold Cohen
Title:	Manager

TA OUTFITTERS, LLC

By:	/s/ Arnold Cohen
Name:	Arnold Cohen
Title:	Manager